CONSENT OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP



Nelnet Student Loan Funding, LLC

We consent to the use of our name in the registration statement of Nelnet Student Loan Funding, LLC to which this consent is attached which is being filed to register $6,000,000,000 of student loan asset-backed notes to be issued by the Nelnet Student Loan Trusts.


                                     /s/  Ballard Spahr Andrews & Ingersoll, LLP

January 19, 2005